EXHIBIT 19 - FINANCIAL STATEMENTS - UNAUDITED

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF INCOME
(in thousands, except per share amounts)

	Three Months Ended March 31,
	2001	2000

Net sales	$577,395	$512,616
Costs and expenses:
Cost of products sold	460,208	405,063
Selling, general, and administrative expenses	56,094	50,854
Research and development	2,484	2,576
Interest expense	10,681	5,723
Other costs (income), net	(358)	611
Minority interest in net income	99	46
Income before income taxes	48,187	47,743
Provision for income taxes	18,500	18,100
Net income	$29,687	$29,643

Basic earnings per share of common stock	$.56	$.55

Diluted earnings per share of common stock	$.56	$.55

Cash dividends paid per share of common stock	$.25	$.24

Weighted-average common stock outstanding	52,803	53,475

Weighted-average common shares and common stock equivalents outstanding	52,959	53,687

See accompanying notes to consolidated financial statements.

EXHIBIT 19 - FINANCIAL STATEMENTS - UNAUDITED

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED BALANCE SHEET
(in thousands of dollars)

ASSETS	March 31, 2001	December 31, 2000

Cash	$35,163	$28,910
Accounts receivable - net	300,921	301,974
Inventories	297,128	274,323
Prepaid expenses and deferred charges	31,850	34,752
Total current assets	665,062	639,959
Property and equipment, net	832,396	825,754
Goodwill	291,617	297,898
Intangible assets, deferred charges, and other assets	126,748	125,032
Total	418,365	422,930
TOTAL ASSETS	$1,915,823	$1,888,643
LIABILITIES AND STOCKHOLDERS' EQUITY
Current portion of long-term debt	$202,054	$227,459
Short-term borrowings	4,994	7,353
Accounts payable	223,556	207,115
Accrued salaries and wages	31,614	43,661
Accrued income and other taxes	20,112	9,509
Total current liabilities	482,330	495,097
Long-term debt, less current portion	449,881	437,952
Deferred taxes	106,200	103,621
Other liabilities and deferred credits	55,193	51,646
Total liabilities	1,093,604	1,088,316
Minority interest	1,618	1,570
Stockholders' equity:
Common stock issued and outstanding (61,175,883 and 60,972,802 shares)	6,117	6,097
Capital in excess of par value	242,302	237,100
Retained income	870,990	854,506
Other comprehensive loss	(49,717)	(49,855)
Common stock held in treasury at cost (8,370,388 and 8,370,388 shares)	(249,091)	(249,091)
Total stockholders' equity	820,601	798,757

TOTAL LIABILITIES AND STOCKHOLDERS' EQUITY	$1,915,823	$1,888,643

See accompanying notes to consolidated financial statements.

EXHIBIT 19 - FINANCIAL STATEMENTS - UNAUDITED

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF CASH FLOWS
(in thousands)

	Three Months Ended March 31,
	2001	2000
Cash flows from operating activities
Net income	$29,687	$29,643
Non-cash items:
Depreciation and amortization	31,947	26,402
Minority interest in net income	99	46
Deferred income taxes, non-current portion	2,338	655
Losses of unconsolidated affiliated companies	693	623
Tax benefits related to stock incentive programs	920	(7)
Loss (gain) on sale of property and equipment	46	(11)
Changes in working capital, net of effects of acquisitions and dispositions	1,915	(1,322)
Net change in deferred charges and credits	(966)	(5,854)
Net cash provided by operating activities	66,679	50,175
Cash flows from investing activities
Additions to property and equipment	(32,135)	(27,814)
Business acquisitions	(200)	(3,355)
Proceeds from sale of property and equipment	968	195
Other	(28)	1
Net cash used in investing activities	(31,395)	(30,973)
Cash flows from financing activities
Change in long-term debt excluding debt assumed in business acquisition	12,234	22,946
Change in short-term debt	(27,536)	(1,140)
Cash dividends paid	(13,203)	(12,870)
Common stock purchased for the treasury		(25,065)
Stock incentive programs	(920)	7
Net cash used by financing activities	(29,425)	(16,122)
Effect of exchange rates on cash	394	(755)
Net increase in cash	6,253	2,325
Cash balance at beginning of year	28,910	18,187
Cash balance at end of period	$35,163	$20,512

See accompanying notes to consolidated financial statements.

EXHIBIT 19 - FINANCIAL STATEMENTS - UNAUDITED

BEMIS COMPANY, INC. AND SUBSIDIARIES
CONSOLIDATED STATEMENT OF STOCKHOLDERS' EQUITY

(dollars in thousands, except per share amounts)	Common Stock	Capital In Excess Of Par Value	Retained Earnings	Accumulated Other Comprehensive Income (Loss)	Common Stock Held In Treasury	Total Stockholders' Equity
Balance at December 31, 1998	$5,906	$181,908	$708,362	$(6,116)	$(202,206)	$687,854
Net income for 1999			114,775			114,775
Translation adjustment for 1999				(24,353)		(24,353)
Pension liability adjustment, net of $(536) tax benefit				(175)		(175)
Total comprehensive income						90,247
Cash dividends paid on common stock $.92 per share			(48,126)			(48,126)
Stock incentive programs and related tax effects	4	49				53
Purchase of 122,599 shares of common stock					(4,133)	(4,133)
Balance at December 31, 1999	5,910	181,957	775,011	(30,644)	(206,339)	725,895
Net income for 2000			130,602			130,602
Translation adjustment for 2000				(19,178)		(19,178)
Pension liability adjustment, net of $(642) tax benefit				(33)		(33)
Total comprehensive income						111,391
Cash dividends paid on common stock $.96 per share			(51,107)			(51,107)
1,730,952 shares of common stock issued in acquisition of minority interest	173	54,676				54,849
Stock incentive programs and related tax effects	14	467				481
Purchase of 1,460,900 shares of common stock					(42,752)	(42,752)
Balance at December 31, 2000	6,097	237,100	854,506	(49,855)	(249,091)	798,757
Net income for first three months of 2001			29,687			29,687
Translation adjustment for the first three months of 2001				138		138
Total comprehensive income*						29,825
Cash dividends paid on common stock, $.25 per share			(13,203)			(13,203)
Stock incentive programs and related tax effects	20	5,202				5,222
Balance at March 31, 2001	$6,117	$242,302	$870,990	$(49,717)	$(249,091)	$820,601

*Total comprehensive income for the first three months of 2000 was $27,374.

See accompanying notes to consolidated financial statements.

EXHIBIT 19 - FINANCIAL STATEMENTS - UNAUDITED

BEMIS COMPANY, INC. AND SUBSIDIARIES
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

Note 1 - Basis of Presentation

                The accompanying unaudited consolidated financial statements have been prepared by Bemis Company, Inc. (the Company) in accordance with generally accepted accounting principles for interim financial information and with the instructions to Form 10-Q and Article 10 of Regulation S-X.  Accordingly, they do not include all the information and footnotes necessary for a comprehensive presentation of financial position and results of operations.  It is management’s opinion, however, that all material adjustments (consisting of normal recurring accruals) have been made which are necessary for a fair financial statement presentation.  The results for the interim period are not necessarily indicative of the results to be expected for the year.

                During 2000, the Financial Accounting Standards Board (FASB) through its Emerging Issues Task Force (EITF) reached a consensus that amounts billed for shipping and handling should be included in revenue and costs incurred by the seller for shipping and handling should be classified as cost of products sold.  Accordingly, net sales and cost of products sold have been restated.  Previously, the Company had recorded both revenue and costs of shipping and handling in net sales.

                For further information, refer to the consolidated financial statements and footnotes included in the Company’s annual report on Form 10-K for the year ended December 31, 2000.

Note 2.  New Accounting Pronouncements

                Effective January 1, 2001, the Company adopted Statement of Financial Accounting Standards (SFAS) No. 133, “Accounting for Derivative Instruments and Hedging Activities,” as amended by SFAS No. 138.  This new accounting standard requires that all derivative instruments be recorded on the balance sheet at fair value and establishes criteria for designation and effectiveness of hedging relationships.  The effect of adopting this standard was not material to the Company’s consolidated financial statements.  Upon adoption, the Company recorded the immaterial impact as interest expense.

                The Company enters into forward foreign currency exchange contracts to offset movements in certain foreign currency denominated receivables and payables. Forward foreign currency exchange contracts generally have maturities of less than nine months and relate primarily to major Western European currencies.  Counterparties to the forward foreign currency exchange contracts are major financial institutions.  Credit loss from counterparty nonperformance is not anticipated.

                The Company has elected to not use hedge accounting for their current derivative instruments and, therefore, the gains or losses on the derivative instruments are recognized currently in earnings.  This income statement impact for the quarter ended March 31, 2001, is immaterial.

Note 3  - Segments of Business

                The Company’s business activities are organized around its two principal business segments, Flexible Packaging and Pressure Sensitive Materials.  Both internal and external reporting conform to this organizational structure with no significant differences in accounting policies applied.  The Company evaluates the performance of its segments and allocates resources to them based on operating profit, which is defined as profit before general corporate expense, interest expense, income taxes, and minority interest.  A summary of the Company’s business activities reported by its two business segments follows:

	For the Quarter Ended March 31,
Business Segments (in millions)	2001	2000
Net Sales to Unaffiliated Customers:
Flexible Packaging	$451.3	$392.5
Pressure Sensitive Materials	126.5	120.6
Intersegment Sales:
Flexible Packaging	(0.4)	(0.4)
Pressure Sensitive Materials		(0.1)
Total	$577.4	$512.6
Operating Profit and Pretax Profit:
Flexible Packaging	$ 61.9	$49.3
Pressure Sensitive Materials	4.4	11.4
Total operating profit	66.3	60.7
General corporate expenses	(7.3)	(7.2)
Interest expense	(10.7)	(5.7)
Minority interest in net income	(.1)	(0.1)
Income before income taxes	$48.2	$47.7
Identifiable Assets:
Flexible Packaging	$1,498.9	$1,204.8
Pressure Sensitive Materials	361.9	323.5
Total identifiable assets	1,860.8	1,528.3
Corporate assets	55.0	44.5
Total	$1,915.8	$1,572.8

Note 4 - Taxes Based On Income

                The Company's 2001 effective tax rate of 38% differs from the federal statutory rate of 35% primarily due to state and local income taxes.

Note 5 - Inventories

                The Company’s inventories are valued at the lower of cost, determined by the first-in, first-out (FIFO) method, or market.  Inventories are summarized as follows:

(in thousands)	March 31, 2001	December 31, 2000

Raw materials and supplies	$94,941	$84,867
Work in process and finished goods	202,187	189,456
Total inventories	$297,128	$274,323

Note 6 - Earnings Per Share Computations

	Three Months Ended March 31,
	2001	2000

Income available to common stockholders (numerator)	$29,687,000	$29,643,000
Weighted-average common shares outstanding (denominator)	52,803,239	53,474,831
Basic earnings per share of common stock	$0.56	$0.55
Dilutive effects of stock option and stock awards, net of windfall tax benefits	155,496	211,692
Weighted-average common shares and common stock equivalents outstanding (denominator)	52,958,735	53,686,523
Diluted earnings per share of common stock	$0.56	$0.55

                Certain options outstanding at March 31, 2001 and 2000, were not included in the computation of diluted earnings per share because they would not have had a dilutive effect (832,251 shares of common stock for the three months ended March 31, 2001; 880, 316 shares of common stock for the three months ended March 31, 2000).